MAIDENFORM BRANDS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2009
RESULTS AND GUIDANCE FOR 2010

•	Net sales increased 15.3% and 12.8% in fourth quarter and full year, respectively
•	Reported earnings per share (EPS) of $0.32 and $1.56 for fourth quarter and full year, respectively
•	Mass merchant channel net sales increased 14.8% year over year
•	Shapewear net sales increased 12.2% over 2008
•	Provides guidance for 2010 EPS to increase in the mid-teens percentage range
•	Announces $50.0 million share repurchase authorization

Iselin, New Jersey, March 3, 2010—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported fourth quarter 2009 net sales of $109.2 million, an increase of 15.3% over the fourth quarter of 2008.  Full year 2009 net sales were $466.3 million, a 12.8% increase over the same period last year.  Reported EPS of $0.32 for the fourth quarter of 2009 and $1.56 for the full year 2009 were up from EPS of $0.10 and $1.05 in the fourth quarter and full year 2008, respectively.

Before the special items listed in Exhibit 2 of this press release, adjusted fourth quarter EPS more than doubled to $0.32 and full year EPS increased 18% to $1.30.

Total cash and cash equivalents at the end of the fourth quarter of 2009 were $89.2 million compared to $43.5 million at the end of the fourth quarter of 2008.  The Company’s outstanding debt was $87.3 million as of January 2, 2010 versus $88.4 million as of January 3, 2009.

Maurice S. Reznik, Chief Executive Officer, stated, “We are pleased with our 2009 performance and expect this momentum to continue in 2010. Our company is winning in the marketplace with innovative products, taking share across categories and channels, and thoughtfully executing our strategies to drive long term shareholder value.”

Financial Results for Fourth Quarter 2009 versus Fourth Quarter 2008

Net sales for the fourth quarter of 2009 increased $14.5 million, or 15.3%, to $109.2 million.  Wholesale segment net sales in the fourth quarter of 2009 increased $15.7 million, or 19.6%, to $95.6 million. Retail segment net sales decreased $1.2 million, or 8.1%, to $13.6 million in the fourth quarter of 2009.

Retail segment sales included a 53rd week in fiscal 2008 that contributed $1.4 million in incremental sales versus 52 weeks of sales in fiscal 2009.  In our wholesale segment, fiscal 2008 contained four additional shipping days that were immaterial to our results.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel decreased $2.1 million, or 4.5%, to $44.5 million in the fourth quarter of 2009.  Solid performance in the Company’s shapewear business and increased sales from the Company’s licensed brands Donna Karan® and DKNY® that the Company launched in the first quarter of 2009, partially offset the impact of the Company’s customer’s focus on tight inventory management.

Mass Merchants
Mass merchant channel net sales increased $3.7 million, or 17.6%, to $24.7 million in the fourth quarter of 2009.  This increase was primarily a result of strong sales growth in the shapewear and bra categories.

Other
Net sales in the other channel increased $14.1 million, or 114.6%, to $26.4 million in the fourth quarter of 2009 primarily from the introduction of new products with a specialty retailer and higher sales to off-price retailers.

Total international net sales, which are included in the wholesale segment, increased $1.2 million, or 13.2%, to $10.3 million.  This increase was driven by increased sales in the Benelux countries, Germany and favorable currency exchange rates, which were partially offset by decreased sales in Russia.

Retail Segment

Total retail segment net sales decreased $1.2 million, or 8.1%, to $13.6 million in the fourth quarter of 2009 with same store sales, defined as stores that have been open for more than one year, down 12.0% at Maidenform’s retail outlet stores. Excluding the impact of the 53rd week in the fourth quarter 2008, our retail segment net sales would have increased $0.2 million, or 1.5%, and same store sales would have been down 2.1%.  Internet sales increased $0.1 million to $1.2 million in the fourth quarter of 2009.  The retail segment operated 73 and 78 outlet stores as of the end of 2009 and 2008, respectively.

Consolidated gross profit increased $5.8 million, or 17.6%, to $38.7 million in the fourth quarter of 2009.  As a percentage of net sales, consolidated gross margins were 35.4% in the fourth quarter of 2009 versus 34.7% in the fourth quarter of 2008. The majority of the increase was a result of the benefit from product cost reduction efforts, which was partially offset by the mix of customers and products.

Consolidated selling, general and administrative expenses (SG&A) decreased $2.5 million, or 8.8%, to $25.8 million in the fourth quarter of 2009 largely due to decreased bad debt expense associated with customer bankruptcies, decreased foreign currency expense resulting from fluctuations in currency exchange rates, decreased severance expense associated with the workforce reductions in 2008, and other cost reductions as the Company continues to manage its expenses.  Partially offsetting these decreases was an increase in incentive compensation.  As a percentage of net sales, SG&A declined 620 basis points to 23.6% in the fourth quarter of 2009 compared to 29.8% in the fourth quarter of 2008 due to the decreases mentioned above, along with sales leveraging.

Due to all of the factors described above, operating income in the fourth quarter of 2009 was $12.9 million, or 11.8% of net sales, compared to $4.6 million, or 4.9% of net sales, in the fourth quarter of 2008.

Net interest expense in the fourth quarter of 2009 was $0.4 million compared to $1.2 million in the fourth quarter of 2008 as the Company benefited primarily from a lower average interest rate for the fourth quarter of 2009 as compared to the same period in 2008.

The Company’s effective income tax rate for the fourth quarter of 2009 was 38.2% compared to 29.5% in the fourth quarter of 2008.  The lower effective income tax rate in the fourth quarter of 2008 was a result of non-recurring state tax benefits recorded.

Net income for the fourth quarter of 2009 and 2008 was $7.7 million and $2.4 million, respectively, and EPS was $0.32 and $0.10, respectively.

Financial Results for Fiscal 2009 versus Fiscal 2008

Net sales for 2009 increased $52.8 million, or 12.8%, to $466.3 million as increased sales in the mass merchant and other channels more than offset lower sales in the department stores and national chain stores channel.  Wholesale segment net sales increased $55.5 million, or 15.6%, to $410.5 million.

Net sales for the department stores and national chain stores channel decreased $8.0 million, or 3.8%, to $201.7 million for 2009.  This decrease reflected the weakness in this channel as a result of the global economic slowdown, along with promotional activities with retail partners to increase inventory productivity and lost sales associated with customer bankruptcies filed in the third quarter of 2008.  Partially offsetting this decrease were sales from the Company’s licensed brands Donna Karan® and DKNY® that the Company launched in the first quarter of 2009 and the continued strength of its shapewear business.

Net sales for the mass merchant channel increased $16.0 million, or 14.8%, to $124.2 million for 2009.  Key drivers of this increase included the expansion of Maidenform’s Sweet Nothings® brand in the bra and shapewear categories and ongoing replenishment of the Company’s Inspirations® brand which launched in the second quarter of 2008.

Net sales in the other channel increased $47.5 million, or 128.0%, to $84.6 million for 2009.  This increase is a result of the same drivers sighted above for the fourth quarter 2009.

Total international net sales, which are included in the wholesale segment, decreased $3.6 million, or 9.2%, to $35.7 million.  $2.1 million of the decline was attributable to unfavorable currency exchange rates, with the balance from lower sales in Russia and Canada, which were partially offset by increased sales in the Benelux countries.

Retail segment net sales for 2009 decreased $2.7 million, or 4.6%, to $55.8 million.  Same store sales for Maidenform’s retail outlet stores decreased 7.3%.  Excluding the impact of the 53rd week in 2008, our retail segment net sales would have decreased $1.3 million, or 2.3%, and same store sales would have decreased 4.7%.  Internet sales increased $0.1 million, or 2.0%, to $5.1 million.

The Company’s net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Consolidated gross profit increased $5.3 million, or 3.4%, to $161.0 million for 2009.  However, as a percentage of net sales, consolidated gross margins for 2009 were 34.5% versus 37.7% for 2008.  The majority of this rate decrease was a result of increased promotional activity to drive inventory productivity, and the mix of customers and products, including a higher percentage of net sales from the Company’s lower margin other and mass merchant channels and lower net sales from its retail segment.

Consolidated SG&A decreased $2.0 million, or 1.8%, to $107.8 million in 2009.  This decrease was driven by the same factors described above for the fourth quarter of 2009 along with lower advertising expense, somewhat offset by higher professional fees.  As a percentage of net sales, SG&A declined 350 basis points to 23.1% in 2009 compared to 26.6% in 2008.

For the foregoing reasons, operating income for 2009 was $53.2 million, or 11.4% of net sales, versus $45.9 million, or 11.1% of net sales, for 2008.

Maidenform’s effective income tax rate for 2009 was 27.4% compared to 40.3% for 2008. The lower effective income tax rate resulted from the recognition of additional net deferred tax assets, principally related to net operating losses that were recorded after the conclusion of an Internal Revenue Service audit during the period.  The Company’s effective income tax rate, excluding this non-cash, one-time benefit of $6.1 million, was 39.3%.

Net income for 2009 was $37.0 million and EPS was $1.56.  Net income for 2008 was $24.7 million and EPS was $1.05.

Maidenform’s share repurchase authorization has been increased by $37.5 million; the amount now available under the plan totals $50.0 million.

Financial Performance Guidance for 2010:

First Quarter Outlook:

•
Net sales for the first quarter are expected to increase in the upper teens percentage range and include initial stocking for new shapewear programs and improving business in the department stores and chains channel

•	Gross margin rates are anticipated to be in the mid 30’s percent range
•	EPS is expected to be in the range of $0.38 to $0.41 versus $0.26 in the first quarter of 2009

Full Year Trend:

•
Net sales are expected to increase in the upper single digit percentage range for the year, with low single digit sales increases in the second half that include an estimated  $15.0 million reduction in sales in the other channel

•	Gross margin rates are anticipated to be in the mid-30’s percentage range
•	EPS is expected to increase in the mid-teens percentage range over 2009 (excluding the one-time tax benefit recorded in the third quarter of 2009)

Conference Call Information

Maidenform will host a conference call and webcast on Wednesday, March 3, 2010 at 8:30 am ET to discuss its fourth quarter and full year 2009 results, in addition to providing an update on its business.  The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.”  The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com.  A dial-in replay of this event will be available through March 17, 2010 and will be hosted on the Company’s website for a limited time.  The replay telephone numbers are (888) 286-8010 or (617) 801-6888.  The replay passcode is 86158270.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established, well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear.  During its 87-year history, Maidenform has built strong equity for its brands and established a platform for growth through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women.  Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Control It!®, Luleh®, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates®, Self Expressions® and Inspirations®. Maidenform products are currently distributed in approximately 60 countries and territories outside the United States.

Maidenform Contact:
Chris Vieth
Chief Operating Officer & Chief Financial Officer
(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year.  Although these expectations may change, we assume no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the unprecedented conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	January 2,	January 3,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$89,159	$43,463
Accounts receivable, net	42,951	38,974
Inventories	77,605	65,039
Deferred income taxes	14,790	11,837
Prepaid expenses and other current assets	7,878	13,852
Total current assets	232,383	173,165
Property, plant and equipment, net	22,228	19,577
Goodwill	7,162	7,162
Intangible assets, net	96,198	97,358
Other non-current assets	771	982
Total assets	$358,742	$298,244

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	43,473	31,667
Accrued expenses and other current liabilities	28,366	19,476
Total current liabilities	72,939	52,243
Long-term debt	86,150	87,250
Deferred income taxes	22,934	24,252
Other non-current liabilities	9,888	14,841
Total liabilities	191,911	178,586

Stockholders’ equity

Preferred stock - $0.01 par value; 10,000,000 shares authorized and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized; 23,981,108 shares issued and 23,341,444 outstanding at January 2, 2010 and 23,488,357 issued and 22,496,003 outstanding at January 3, 2009	240	235
Additional paid-in capital	66,574	60,567
Retained earnings	112,419	78,246
Accumulated other comprehensive loss	(3,385)	(5,408)
Treasury stock, at cost (639,664 shares at January 2, 2010 and 992,354 shares at January 3, 2009)	(9,017)	(13,982)
Total stockholders’ equity	166,831	119,658
Total liabilities and stockholders’ equity	$358,742	$298,244

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		For the Years Ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009

Net sales	$109,132	$94,787	$466,255	$413,542
Cost of sales	70,427	61,942	305,272	257,848
Gross profit	38,705	32,845	160,983	155,694
Selling, general and administrative expenses	25,866	28,206	107,810	109,781
Operating income	12,839	4,639	53,173	45,913

Interest expense, net	402	1,195	2,196	4,521
Income before provision for income taxes	12,437	3,444	50,977	41,392
Income tax expense	4,751	1,015	13,984	16,672
Net income	$7,686	$2,429	$36,993	$24,720
Basic earnings per common share	$0.33	$0.11	$1.62	$1.10
Diluted earnings per common share	$0.32	$0.10	$1.56	$1.05
Basic weighted average number of shares outstanding	23,203,671	22,446,304	22,781,363	22,402,342
Diluted weighted average number of shares outstanding	24,041,390	23,398,582	23,705,836	23,433,107

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Years Ended
	January 2,	January 3,
	2010	2009
Cash flows from operating activities
Net income	$36,993	$24,720
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	3,278	3,612
Amortization of intangible assets	1,160	1,160
Amortization of deferred financing costs	185	189
Stock-based compensation	2,389	1,398
Deferred income taxes	(5,615)	3,876
Excess tax benefits related to stock-based compensation	(3,296)	(278)
Bad debt expense	(134)	2,218
Other non-cash items	(2,168)	-
Net changes in operating assets and liabilities
Accounts receivable	(3,700)	4,583
Inventories	(12,410)	4,002
Prepaid expenses and other current and non-current assets	(404)	(2,135)
Accounts payable	11,799	(4,355)
Accrued expenses and other current and non-current liabilities	7,843	(2,731)
Income taxes payable	9,273	(3,286)
Net cash from operating activities	45,193	32,973
Cash flows from investing activities
Capital expenditures	(5,894)	(3,197)
Proceeds from sale of assets	1,817	-
Net cash from investing activities	(4,077)	(3,197)
Cash flows from financing activities
Term loan repayments	(1,100)	(1,375)
Proceeds from stock options exercised	2,759	235
Excess tax benefits related to stock-based compensation	3,296	278
Payments of capital lease obligations	(193)	(186)
Payments of employee withholding taxes related to equity awards	(204)	(215)
Net cash from financing activities	4,558	(1,263)
Effects of exchange rate changes on cash	22	(1,652)
Net increase in cash	45,696	26,861
Cash and cash equivalents
Beginning of period	43,463	16,602
End of period	$89,159	$43,463

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$2,460	$5,221
Income taxes	$12,301	$15,642

Exhibit 1
MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three Months Ended
	January 2,	January 3,	$	%
	2010	2009	change	change
Department stores and national chain stores	$44.5	$46.6	$(2.1)	-4.5%
Mass merchants	24.7	21.0	3.7	17.6
Other	26.4	12.3	14.1	114.6
Total wholesale	95.6	79.9	15.7	19.6

Retail	13.6	14.8	(1.2)	(8.1)

Total consolidated net sales	$109.2	$94.7	$14.5	15.3%

	For the Years Ended
	January 2,	January 3,	$	%
	2010	2009	change	change
Department stores and national chain stores	$201.7	$209.7	$(8.0)	-3.8%
Mass merchants	124.2	108.2	16.0	14.8
Other	84.6	37.1	47.5	128.0
Total wholesale	410.5	355.0	55.5	15.6

Retail	55.8	58.5	(2.7)	(4.6)

Total consolidated net sales	$466.3	$413.5	$52.8	12.8%

	Three Months Ended		For the Years Ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009 (1)	2010	2009 (1)
Bras	60%	55%	63%	60%
Shapewear	33	37	31	32
Panties	7	8	6	8
	100%	100%	100%	100%

(1) Prior period amounts in this table have been reclassified to conform to the current year presentation.

Exhibit 2
MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
DILUTED EARNINGS PER SHARE GAAP TO NON-GAAP RECONCILIATION SCHEDULE
(unaudited)

The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure is important in gaining an understanding of the Company’s ongoing business and provides for comparative results from period to period.  In addition, the Company uses this non-GAAP measure internally to assist in evaluating and managing the Company’s operations.

	Three Months Ended		For the Years Ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009

Reported diluted earnings per share	$0.32	$0.10	$1.56	$1.05
Adjustments:
One time tax benefit (i)	-	-	(0.26)	-
Restructuring	-	0.03	-	0.03
Chief Executive Officer retirement	-	0.02	-	0.02
Non-GAAP diluted earnings per share	$0.32	$0.15	$1.30	$1.10

(i) Non-cash one-time tax benefit associated with the recognition of additional net deferred taxes assets, principally related to net operating losses that were recorded after the conclusion of an Internal Revenue Service audit.